Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 4, 2004, in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Online Resources Corporation for the registration of 4,400,000 shares of its common stock.

We also consent to the incorporation by reference therein of our report dated February 4, 2004 with respect to the financial statement schedules of Online Resources Corporation for the years ended December 31, 2003, 2002, and 2001 included in the Annual Report (Form 10-K) for 2003 filed with the Securities and Exchange Commission.